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                                                                    EXHIBIT 99.1

                               CONTANGO OIL & GAS

                                                                    NEWS RELEASE


       CONTANGO OIL & GAS COMPANY SELLS $5.0 MILLION CONVERTIBLE PREFERRED
                      TO AQUILA ENERGY CAPITAL CORPORATION

         SEPTEMBER 27, 2000 - HOUSTON, TEXAS - Contango Oil & Gas Company (OTCBB:BTUX) announced today that Aquila Energy Capital Corporation purchased $5.0 million of its 8% Series B senior convertible cumulative preferred stock. These shares are convertible at $2.20 per share, or 2,272,727 common shares, representing approximately 7% of the Company's diluted shares. Jay D. Brehmer, Director, Capital & Finance of Aquila Energy Capital Corporation, will join the Board of Directors of Contango.

         Kenneth R. Peak, President, stated, "This transaction brings the total equity the Company has raised since July 1, 1999 to approximately $18 million. We currently have approximately $7.0 million of cash and no bank or other debt. Our current net production is approximately 6.2 million cubic feet of natural gas and 290 barrels of oil per day. Based on our business model that assumes continuing exploration success, we expect operating cash flow to be a meaningful source of funds during the current fiscal year. For the month of September 2000, we anticipate operating cash flow of around $1.0 million. Current plans and prospect identification call for the drilling of 15 to 20 onshore exploration and three to five offshore exploration wells during the current fiscal year. We anticipate that our capital expenditures for the fiscal year ending June 30, 2001 will be between $15 million to $25 million, including a $6.5 million investment in Republic Exploration, our minority-owned Gulf of Mexico exploration subsidiary. We believe that our cash on hand, together with anticipated cash flow from operations and possible bank borrowings, will be adequate to satisfy planned capital expenditures and expected overhead costs of approximately $1.0 million over the next twelve months."

         Contango is a Houston based, development stage, independent natural gas and oil company. The Company explores and acquires oil and gas properties primarily in the onshore Gulf Coast and offshore Gulf of Mexico. Additional information can be found on our web page at www.contango-oandg.com.

         This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act. The statements reflect the Company's current views with respect to future events that involve risks and uncertainties including uncertainties related to oil and gas exploration risks, price volatility, production levels, successful negotiations with other parties, capital availability, operational and other risks, uncertainties and factors described from time to time in the Company's publicly available SEC reports. In light of these risks and uncertainties, the forward-looking events described in this release might not occur.

Contango Oil & Gas Company                            For information, contact:
3700 Buffalo Speedway, Suite 960                      Kenneth R. Peak
Houston, Texas 77098                                  (713) 960-1901